EXHIBIT 10.1

[Verbindliche deutsche Fassung.]	[Englische Übersetzung nur zu Informationszwecken. English translation for information purposes only.]

Aufhebungsvertrag	Termination Agreement

zwischen	between

Allweiler AG	Allweiler AG

− nachfolgend „Gesellschaft“ −	− hereafter the „Company“ −

und	and

Herr Dr. Michael Matros	Dr. Michael Matros

1.	Beendigung	1.	Termination

1.1	Die Gesellschaft und Herr Matros (zusammen die „Parteien“) beenden hiermit das zwischen ihnen bestehende Anstellungsverhältnis auf Veranlassung der Gesellschaft mit Ablauf des 31. Dezember 2010 („Beendigungsdatum“).	1.1
The Company and Mr. Matros (together the “Parties”) hereby terminate the service relationship between them at the initiative of the Company with effect to the expiration of December 31, 2010 („Termination Date“).

1.2	Zum gleichen Zeitpunkt enden auch alle sonstigen möglicherweise bestehenden Arbeits- oder Dienstverhältnisse mit der Gesellschaft oder verbundenen Unternehmen; die Gesellschaft nimmt diese Erklärung des Herrn Matros im Namen dieser Unternehmen an.	1.2
At the same time, all other employment or service relationships that might exist with the Company or its affiliates shall come to an end; the Company accepts this declaration of Mr. Matros also in the name of these entities.

2.	Vergütung/Abfindung/Pensionen	2.	Remuneration/Severance Payment/Pensions

2.1	Bis zum Beendigungsdatum erhält Herr Matros die Fixvergütung gem. § 2 Abs. 1 seines Vorstandsdienstvertrags vom 14. November 2006 („Vorstandsdienstvertrag“) in Höhe von EUR 16.666,67 brutto pro Monat zzgl. der bislang bezahlten Beiträge zur Sozialversicherung bzw. Zuschüsse zur Krankenversicherung.	2.1
Until the Termination Date Mr. Matros will receive his fixed remuneration pursuant to § 2 para. 1 of the Service Contract for Board Member dated November 14, 2006 („Service Contract“) in the amount of EUR 16,666.67 gross per month plus any employer’s contributions to social security and/or allowances to Mr. Matros’ health insurance which have been paid in the past.

2.2	Gem. § 2 Abs. 2 seines Vorstandssdienstvertrags erhält Herr Matros eine erfolgsabhängige Tantieme. Die Parteien sind sich einig, dass kein Anspruch auf eine solche Tantieme für das Geschäftsjahr 2010 besteht. Als Ausgleich dafür zahlt die Gesellschaft Herrn Matros eine Abfindung in Höhe von EUR 54.000 brutto. Die Abfindung wird zu oder vor Ende Dezember 2010 ausgezahlt. Etwaige Sozialversicherungsbeiträge und Steuern trägt Herr Matros.	2.2
According to § 2 para. 2 of his Service Contract Mr. Matros shall receive a performance-related bonus. The Parties agree that Mr. Matros is not entitled to such bonus for the financial year 2010. As compensation the Company will pay to Mr. Matros a severance payment in the amount of EUR 54,000 gross. The severance payment will be paid on or before the end of December 2010. Any social security contributions and tax will be borne by Mr. Matros.

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2.3	Daneben erhält Herr Matros eine Abfindung in Höhe von EUR 166.666,67 brutto gemäß § 11 Abs. 5 seines Vorstandsdienstvertrags. Die Abfindung wird zu oder vor Ende Dezember 2010 ausgezahlt. Etwaige Sozialversicherungsbeiträge und Steuern trägt Herr Matros.	2.3
In addition, Mr. Matros shall receive a severance payment in the amount of EUR 166,667.67 brutto pursuant to § 11 para. 5 of his Service Contract. The severance payment will be paid on or before the end of December 2010. Any social security contributions and tax will be borne by Mr. Matros.

2.4	Zusätzlich erhält Herr Matros eine Abfindung in Höhe von EUR 83.333,35 brutto, die von der Colfax Corp. getragen wird. Die Gesellschaft oder Colfax Corp. wird die Abfindung zu oder vor Ende Dezember 2010 auszahlen. Etwaige Sozialversicherungsbeiträge und Steuern trägt Herr Matros.	2.4
In addition, Mr. Matros shall receive a severance payment in the amount of EUR 83,333.35 brutto which will be borne by Colfax Corp. The severance payment will be paid out by the Company or Colfax Corp. on or before the end of December 2010. Any social security contributions and taxes will be borne by Mr. Matros.

2.5	Für das Jahr 2010 zahlt die Gesellschaft den Beitrag in die Unterstützungskasse gemäß § 6 Abs. 1 Vorstanddienstvertrag ein. Unverfallbare Versorgungs- und Pensionsansprüche bleiben nach Beendigung des Dienstverhältnisses bestehen.	2.5
For the year 2010 the Company shall pay the contributions to the benevolent fund (Unterstützungskasse) pursuant to § 6 para. 1 Service Contract. Vested pension rights shall continue to exist after the termination of the service relationship.

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2.6	Die Parteien sind sich darüber einig, dass Herr Matros außer den in dieser Ziffer 2 geregelten Ansprüchen keine Ansprüche auf eine fixe oder variable Vergütung, Ansprüche auf Abfindungen oder sonstige Zahlungsansprüche gegen die Gesellschaft oder mit ihr verbundene Unternehmen hat.	2.6
The Parties agree that apart from the claims stipulated in this section 2 Mr. Matros shall not have any claims to fixed or variable remuneration, claims to severance payments or other payment claims against the Company or affiliated companies.

3.	Freistellung	3.	Release from Duties

3.1	Die Gesellschaft stellt Herrn Matros mit Wirkung ab 12. April 2010 unwiderruflich von der Verpflichtung zur Dienstleistung für die Gesellschaft bis zum Beendigungsdatum frei.	3.1	The Company irrevocably releases Mr. Matros from his duty to render services to the Company with effect as from April 12, 2010 until the Termination Date.

3.2	Durch die Freistellung sind sämtliche Urlaubsansprüche und mögliche Ansprüche auf Freizeitausgleich abgegolten.	3.2	All claims to vacation and any possible claims to compensatory time off shall be compensated by the release from his duties.

4.	Amtsniederlegung	4.	Resignation from Office

4.1	Herr Matros wird sein Amt mit Wirkung zum 12. April 2010 niederlegen. Herr Matros wird die als Anlage 1 beigefügte Erklärung zur Niederlegung seines Amts zum 12. April 2010 unterzeichnen.	4.1	Mr. Matros shall resign from his office with effect as from April 12, 2010. Mr. Matros shall sign the resignation letter effective April 12, 2010 which is attached as Annex 1.

4.2	Der Aufsichtsrat wird der Hauptversammlung vorschlagen, Herrn Matros für seine Tätigkeit als Vorstandsmitglied Entlastung für das Geschäftsjahr 2010 zu erteilen.	4.2
The supervisory board will propose to the annual general meeting (Hauptversammlung) to grant Mr. Matros formal approval for his actions (Entlastung) as member of the management board for the financial year 2010.

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5.	Dienstwagen	5.	Company Car

	Herr Matros wird den Dienstwagen nebst sämtlichen Fahrzeugpapieren, Schlüsseln, allem Zubehör sowie der Tankkarte in der Woche beginnend am 12. April 2010 an die Gesellschaft zurückzugeben.		Mr. Matros shall return the company car, together with all vehicle documents, keys, all accessories and the business fuel card, to the Company in the week commencing on April 12, 2010.

6.	Mobiltelefon	6.	Cell Phone

Herr Matros will die Telefonnummer seines dienstlichen Mobiltelefons ab dem 12. April 2010 übernehmen. Die Gesellschaft wird alle hierfür erforderlichen Erklärungen abgeben. Alle Rechnungen für das Mobiltelefon, die den Zeitraum nach dem 12 April 2010 betreffen, zahlt Herr Matros.

Mr. Matros wants to maintain the phone number of his company cell phone with effect as from April 12, 2009. The Company will make all necessary declarations in this regard. Any bills for the cell phone that relate to the period after April 12, 2009 shall be paid by Mr. Matros.

7.	Outplacement	7.	Outplacement

	Herr Matros ist berechtigt, einen Outplacement Service bis zu einem maximalen Betrag von EUR 20.000 in Anspruch zu nehmen. Die Kosten hierfür trägt Colfax Corp.		Mr. Matros is entitled to make use of an outplacement service up to a maximum amount of EUR 20,000. The costs in this regard will be borne by Colfax Corp.

8.	Geschäfts- und Betriebsgeheimnisse	8.	Business and Trade Secrets

Herr Matros ist verpflichtet, alle ihm während seiner Tätigkeit bekannt gewordenen betriebsinternen Angelegenheiten, vor allem Geschäfts- und Betriebsgeheimnisse, auch nach dem Beendigungsdatum geheim zu halten.

Mr. Matros is obliged to maintain confidentiality with respect to all internal matters of the Company, in particular any business and trade secrets, which have become known to him during his period of service also after the Termination Date.

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9.	Firmenunterlagen	9.	Company Documents

Herr Matros wird in der Woche beginnend am 12. April 2010 sämtliche der Gesellschaft gehörenden Unterlagen und Gegenstände zurückgeben, insbesondere Waren, Geräte, Apparaturen und alle Unterlagen, die im Zusammenhang mit seiner Tätigkeit bei der Gesellschaft entstanden sind, insbesondere Werksausweis, Geschäftspapiere, Hard- und Software inklusive Disketten, CDs und DVDs und alle gespeicherten Daten und Informationen, die die Gesellschaft und die Gesellschaften der Firmengruppe betreffen, Zeichnungen, Skizzen, Briefe, Besprechungsberichte, Versuchsauswertungen, handschriftliche Notizen, Fotos, Literatur usw. sowie Kopien und Abschriften dieser Unterlagen.

Mr. Matros shall return all documents and items belonging to the Company in the week commencing on April 12, 2010, in particular products, equipment, fixtures and all documents relating to his activities with the Company, in particular the company identification card, business papers, hardware and software, including diskettes, CDs, DVDs and all stored data and information pertaining to the Company and the companies in the Company’s corporate group, drawings, sketches, letters, reports on meetings, evaluations of experiments, handwritten notes, photos, literature, etc. as well as photocopies and duplicates of these documents.

10.	Geheimhaltungsklausel	10.	Confidentiality

Herr Matros sichert zu, Stillschweigen hinsichtlich des finanziellen Inhalts dieses Aufhebungsvertrags gegenüber jedermann zu wahren, es sei denn, er sei gesetzlich zur Auskunft verpflichtet oder die Auskunft sei aus steuerlichen oder sozialversicherungsrechtlichen Gründen gegenüber Behörden oder zur Wahrung von Rechtsansprüchen gegenüber Gerichten erforderlich.

Mr. Matros warrants that he will maintain confidentiality vis-à-vis all others with regard to the financial matters of this Termination Agreement, unless legally obliged to render information or such information needs to be disclosed to public authorities for legal reasons involving taxes or social security or to courts in order to safeguard legal claims.

11.	Erledigungsklausel	11.	Discharge of Claims

Mit Ausnahme der in diesem Aufhebungsvertrag geregelten Ansprüche sind alle Ansprüche von Herrn Matros aus dem Anstellungsverhältnis und seiner Beendigung, gleich aus welchem Rechtsgrund, egal ob bekannt oder unbekannt, erledigt. Die Erledigung gilt auch zugunsten von mit der Gesellschaft verbundenen Unternehmen.

With the exception of the claims set forth in this Termination Agreement, any claims of Mr. Matros arising from the service relationship and its termination, regardless of the legal grounds involved or whether they are known or unknown, are discharged. The discharge shall also apply in favour of entities affiliated with the Company.

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12.	Verschiedenes	12.	Miscellaneous

12.1	Die deutsche Fassung dieses Aufhebungsvertrags ist maßgeblich.	12.1	The German version of this Termination Agreement shall prevail.

12.2	Dieser Aufhebungsvertrag unterliegt deutschem Recht.	12.2	This Termination Agreement shall be governed by German law.

12.3	Sollte eine Bestimmung dieses Aufhebungsvertrags unwirksam sein, wird die Wirksamkeit der übrigen Bestimmungen davon nicht berührt. Die Parteien verpflichten sich, anstelle einer unwirksamen Bestimmung eine dieser Bestimmung möglichst nahekommende wirksame Regelung zu treffen.	12.3
Should a provision of this Termination Agreement be invalid, the validity of the remaining provisions shall not be affected. The Parties undertake to replace an invalid provision with a valid one which comes as close as possible to that provision.

Radolfzell April 12, 2010	Radolfzell April 12, 2010
Ort, Datum / Place, Date	Ort, Datum / Place, Date

/s/ Dr. Wolfgang Bosch	/s/ Dr. Michael Matros
Dr. Wolfgang Bosch (handelnd als Vorsitzender des Aufsichtsrats im Namen der / acting as chairman of the supervisory board on behalf of Allweiler AG)	Dr. Michael Matros

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Anlage 1/Annex 1

Dr. Michael Matros Dorfstrasse 19 78345 Moos

An/To Den Aufsichtsrat der/the supervisory board of Allweiler AG z.Hd./attn. Dr. Wolfgang Bosch (Aufsichtsratsvorsitzender / Chairman of the Supervisory Board) Allweilerstraße 1 78315 Radolfzell
Radolfzell, April 12, 2010

Amtsniederlegung	Resignation from office

Sehr geehrter Herr Dr. Bosch,	Dear Dr. Bosch,

Hiermit lege ich mein Amt als Vorstandsmitglied der Allweiler AG mit Wirkung zum 12. April 2010 aus wichtigem Grund nieder.	I herewith resign from my office as member of the management board of Allweiler AG with effect as from April 12, 2010 for good cause.

Mit freundlichen Grüßen	Yours sincerely,

        /s/ Dr. Michael Matros
Dr. Michael Matros

Das Amtsniederlegungsschreiben habe ich erhalten./I have received the letter regarding resignation from office.

Radolfzell,    April 12, 2010

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  /s/ Dr. Wolfgang Bosch
Dr. Wolfgang Bosch

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